EXHIBIT 99.1

Simmons First National Corporation Announces Changes to Certain Senior Leadership Roles

PINE BLUFF, Ark., April 22, 2021 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ: SFNC) (the “Company” or “Simmons”) today announced changes to certain senior leadership roles in order to position the Company for continued success in executing its key strategic priorities. The following changes are effective as of April 26, 2021:

Bob Fehlman has been named president and chief operating officer of Simmons First National Corporation and Simmons Bank. In these roles, he will continue to report to George A. Makris, Jr., Simmons’ chairman and CEO. Fehlman joined Simmons more than 30 years ago and most recently served as senior executive vice president, chief financial officer, chief operating officer and treasurer with responsibility for the overall financial management and operations of the Company. Areas under his supervision included accounting, financial planning, investments, tax, bank operations, IT, risk and legal. He also provided critical support for merger and acquisition activity, analyst and investor meetings and leading the Company’s capital management.

Succeeding Fehlman as executive vice president, chief financial officer and treasurer is Jay Brogdon. Prior to joining Simmons, Brogdon worked at Stephens Inc. from 2008-2021 where he most recently served as managing director in the investment banking division. In this role, Brogdon advised community banks and financial services companies primarily located throughout Simmons’ footprint. Prior to joining Stephens, he served four years in audit and enterprise risk services at Deloitte. Throughout his career, Brogdon has advised clients on over $15 billion of successful transactions including mergers and acquisitions, public offerings and private placements of debt and equity securities. In his new role, he will report to Bob Fehlman.

Brogdon holds a Bachelor of Business Administration degree in accounting and business management from Harding University, where he was a 4-year letterman on the men’s basketball team. Active in the Little Rock community, Brogdon serves as deacon at a local church, board member of Spark of Life and volunteer basketball and baseball coach for numerous youth teams.

“The changes announced today are a direct result of the success and growth we have experienced at Simmons over the past several years and reflects our need to continue to add depth and bench strength to our senior management team as we look to execute our key strategic priorities designed to grow our franchise,” said George A. Makris, Jr., chairman and CEO of Simmons.

“Bob has been instrumental in ensuring the financial strength of the Company, particularly during challenging economic periods, that has us well-positioned to continue to expand in our footprint while also continuing to meet the evolving needs of our customers,” said Makris. “We’re also very pleased to have a high caliber person like Jay join our team. In addition to being very familiar with Simmons, Jay brings a wealth of knowledge and experience to our senior management team that should serve us well into the future.”

Additional changes include the promotion of Steve Massanelli to senior executive vice president and chief administrative officer of the Company and Simmons Bank. Massanelli joined Simmons in 2014 as chief administrative officer and in 2018 added the responsibility of investor relations officer. Massanelli will continue to have responsibility for a wide array of day-to-day duties including mergers and acquisitions due diligence and integration, corporate real estate services, corporate security, records management and corporate insurance. Massanelli will continue to report to George Makris, Jr.

Simmons also announced Sabrina McDonnell as executive vice president, chief customer experience officer reporting to George Makris, Jr. In this role, McDonnell will oversee marketing and brand experience, product development and private client departments with responsibility for developing initiatives to stimulate growth in market share and customer relationships. McDonnell has 20 years of experience in the financial services industry, having previously served as executive vice president, chief administrative officer for Landmark Bank. Her previous experience also includes serving as president and chief operating officer, and senior vice president, retail banking at First National Bank & Trust. McDonnell holds a Bachelor of Arts degree in business administration from Drury University, an MBA from the University of Missouri and attended the Graduate School of Banking at the University of Wisconsin.

Ed Bilek has also joined the Company as executive vice president, director of investor relations. Bilek has more than 30 years of experience in the financial services industry, most recently serving as director of investor relations and corporate insurance at BBVA USA. Prior to that he served in a variety of capacities, including head of U.S. shareholder relations for BBVA and director of investor relations for BBVA USA, and director of external communications. His previous experience also includes serving as director of investor relations at Compass Bancshares, Inc. and as manager of SEC, regulatory and shareholder reporting at KeyCorp, Inc. Bilek holds a Bachelor of Business Administration degree in accounting from Baldwin-Wallace College. He will report to Bob Fehlman.

Simmons First National Corporation
Simmons First National Corporation (NASDAQ: SFNC) is a $23.3 billion asset Mid-South based financial holding company whose principal subsidiary, Simmons Bank, operates 198 branches, including 68 in Arkansas, 48 in Missouri, 33 in Tennessee, 23 in Texas, 20 in Oklahoma and 6 in Kansas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. Simmons Bank was recently named to Forbes magazine’s list of “World’s Best Banks” for the second consecutive year and ranked among the top 30 banks in Forbes’ list of “America’s Best Banks” for 2021. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on Twitter or by visiting our newsroom.

Investor Contact	Media Contact
Ed Bilek	Ashley Leopoulos
EVP, Director of Investor Relations	Public Relations Manager
ed.bilek@simmonsbank.com	ashley.leopoulos@simmonsbank.com
205.612.3378 (mobile)	501.413.7055 (mobile)